Exhibit 10.4

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is entered into by Holley Intermediate Holdings LLC (as successor to Holley Intermediate Holdings, Inc.), including its current and former affiliated or related corporate entities, trustees, agents, assigns, successors, owners, board members, shareholders, officers, directors, employees, employee benefit plans and agents, attorneys, insurers, and reinsurers (hereinafter collectively referred to as the “Company”) and Thomas W. Tomlinson, including his heirs, estate, agents, and assigns (hereinafter collectively referred to as “Employee”). The Company and Employee are sometimes referred to collectively herein as the “Parties.”

BACKGROUND

A.    Employee provided notice to the Company’s Board of Directors on Sunday, February 5, 2023, of his intention to retire from the Company effective as of Monday, February 6, 2023 (the “Termination Date”). By that action, Employee was deemed to have immediately resigned from all positions, directorships and offices he holds with the Company and any Company-related entity, including but not limited to the positions of President and Chief Executive Officer of the Company and as a member of the Board of Directors.

B.    Through this Agreement, the Parties wish to resolve all matters arising out of or relating to Employee’s employment with, and separation from, the Company on amicable terms, and provide certain severance benefits to Employee in exchange for a general release of claims and other covenants set forth below.

AGREEMENT

In consideration of the promises to one another contained in this Agreement, the Parties agree as follows:

1.    Separation of Employment. Employee’s employment with the Company ended on the Termination Date. As a result of the separation, the Company will provide Employee with the following regardless of whether Employee signs this Agreement:

A.    Final Paycheck. Employee acknowledges that he was previously paid in a final paycheck that contained the following: (a) any unpaid portion of Employee’s pro- rated annual salary for all time worked by Employee up to and including the Termination Date; and (b) any accrued, but unused, paid time off Employee had as of the Termination Date that was payable to Employee upon termination in accordance with the Company’s applicable policies. Employee’s final paycheck was paid on the Company’s next regular payday following the Termination Date, or sooner as required by applicable state law.

B.    Business Expenses. The Company reimbursed Employee, subject to the Company’s applicable policies, for any reasonable out-of-pocket business expenses that Employee incurred up to the Termination Date in performing Employee’s duties for the Company.

C.    Acknowledgement. Employee hereby acknowledges and agrees that Employee is not entitled to any other compensation or benefits of any kind or description from the Company, including, but not limited to, salary, sales commission, reimbursement, any incentive bonuses, advance payments, or vehicle allowance payments other than as set forth in this Agreement.

D.    Benefit Plans. As a result of Employee’s termination, his participation in all benefit plans and programs shall cease for periods after the Termination Date, subject to the terms and conditions of the applicable plan. Employee will be provided with the appropriate notices of Employee’s right to elect continued group health, dental and vision coverage under the Company’s benefit plans in accordance with the provisions of the federal Consolidated Omnibus Budget and Reconciliation Act (COBRA) and/or in accordance with any applicable state law.

E.    Other Benefits. Nothing in this Agreement affects Employee’s entitlement to any pension, retirement or other vested benefits that Employee may be entitled to as a result of Employee’s employment with the Company to the extent provided under the terms of the applicable benefit plan.

2.    Severance Benefits to Employee. In exchange for Employee signing this Agreement and agreeing to be bound by it, and so long as Employee complies with all of his obligations under this Agreement, the Company agrees to provide Employee with the following severance benefits (“Severance Benefits”):

A.    Salary Continuation Payments. The Company agrees to provide Employee salary continuation payments that, in the aggregate, comprise the gross amount (i.e., before deducting applicable taxes, withholdings, and any amounts required to be withheld pursuant to a garnishment or child support order) of five hundred and twenty-nine thousand and fifty dollars ($529,050) (the “Salary Continuation Payments”), which equates to 12 months of Employee’s base salary. The Salary Continuation Payments will be paid to Employee in equal installments over a period of 12 months in accordance with the Company’s regular payroll processes, so long as Employee does not materially breach this Agreement. The first such installment will be made within 15 calendar days after the Effective Date of this Agreement.

B.    Potential Pro-Rated Annual Bonus for 2023. If the Company’s actual financial results for calendar year 2023 establish that Employee would have received an Annual Bonus for calendar year 2023 had Employee remained employed by the Company for the entire calendar year in 2023, the Company agrees to pay Employee a pro-rated portion of such Annual Bonus, calculated as follows: (1) dividing a numerator equivalent to the number of days that Employee was employed by the Company in 2023 by a denominator of 365, and (2) multiplying that fraction by such Annual Bonus. Payment of any such Annual Bonus will be made on the same date as the payment of annual bonuses to other senior executives of the Company following completion and review by the Board of the Company’s audited consolidated financial statements for calendar year 2023 but no later than March 15, 2024.

C.    Employee Purchase Program. Employee will continue to have access to the Company’s employee purchase program for his personal project vehicles during the 12- month period following the Effective Date.

D.    COBRA Coverage. If Employee timely elects continuation of group medical coverage under COBRA (“COBRA Coverage”) and continues to make payment of the applicable premiums for such coverage (for himself and any eligible family members for whom COBRA Coverage was elected), the Company will reimburse Employee on a monthly basis for the applicable premium paid by Employee for such COBRA Coverage Reimbursements pursuant to this paragraph shall continue for a period of twelve (12) months (or, if less, the date on which COBRA Coverage terminates in accordance with its terms, including as a result of non-payment of the applicable premium) following the Termination Date. Any reimbursements under this paragraph shall be made on a monthly basis with the reimbursement for a month being paid in the immediately following month; provided, however, that any reimbursements for any period prior to the Effective Date of this Agreement will be paid in the month following the month in which the Effective Date occurs.

E.    Long-Term Incentive Plan Benefits. The attached Exhibit 1 sets forth all of Employee’s equity and equity-based awards that were granted through the Company’s 2021 Omnibus Incentive Plan (the “LTIP”) and that were outstanding immediately prior to the Termination Date and the vesting dates of each such award (which awards are referred to herein as the “Outstanding Awards”). On February 15, 2023 (or, if later, the Effective Date), the Employee shall become fully vested in the Outstanding Awards that would otherwise have become vested on February 15, 2023 had the Termination Date not occurred (the “February Awards”). Other than the vesting of the February Awards, all terms of the February Awards set forth in the LTIP and the applicable award agreements will continue to apply. All Outstanding Awards other than the February Awards will terminate as of the Termination Date and Employee will not have any further rights under or with respect to such Outstanding Awards after the Termination Date except to the extent specifically provided by the award agreement evidencing such Outstanding Award.

F.    Removal of Employee’s Personal Vehicles and Personal Property. With respect to all personal vehicles and personal property of Employee, the Company hereby acknowledges and agrees that Employee has removed any such personal vehicles and personal property from the Company’s property. If the Company discovers that any of Employee’s personal vehicles or other personal property remain on the Company’s premises, the Company will provide written notice to Employee and fourteen (14) additional days to remove any such remaining personal vehicles or personal property. Any of Employee’s personal vehicles or other personal property not removed from the Company’s premises by the end of that 14-day period shall be deemed abandoned and may be disposed of in any manner by the Company, in its sole discretion, without further notice to Employee and without any compensation to Employee.

3.    Unemployment Compensation Benefits. The Company agrees that it will not contest any application by Employee for unemployment compensation benefits following the Termination Date. However, Employee acknowledges that: (1) nothing in this Agreement restricts the Company from responding to any inquiries by any governmental agency, any court of law, or any other entity where a response to the inquiry is required by law through a subpoena or otherwise; and (2) the determination of whether Employee will receive unemployment compensation benefits, and, if so, how much Employee will receive, is not made by the Company, but instead by the applicable state agency.

4.    Tax Consequences of the Severance Benefits. The Severance Benefits contained in Section 2 above will be treated by the Company as employment-related income and the Company will include the amounts on Employee’s IRS Form W-2 for the taxable year(s) in which those Severance Benefits are paid. Employee acknowledges and agrees that, other than the Company’s obligation to forward the amounts withheld from the payments identified in Section 2 to the appropriate governmental agencies, Employee is solely responsible for Employee’s tax liabilities and consequences that may result from Employee’s receipt of the Severance Benefits, and agrees that the Company shall bear no responsibility for any such liabilities or consequences. Employee further agrees that the Company shall not be required to pay, for any reason, any further sums to Employee, even if the tax liabilities and consequences to Employee in connection with the Severance Benefits are ultimately assessed in a fashion that Employee does not presently anticipate. Further, if any liability for taxes, interest, or penalties is imposed on the Company because of Employee’s failure to comply with any federal, state, or local tax laws with regard to the Severance Benefits, Employee will, upon demand by the Company, indemnify and hold the Company harmless from any and all such liability to the maximum extent permitted by applicable law. Employee acknowledges that the Company has not made any representations to Employee concerning the tax consequences of the Severance Benefits.

5.    General Release of Claims. In consideration of the Company’s promises in this Agreement, Employee, on Employee’s own behalf, and on behalf of Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind, RELEASES, REMISES, AND FOREVER DISCHARGES the Company, its predecessors, successors, and assigns, as well as the past, present, and future parent, subsidiary, and affiliated companies and divisions of the Company, its predecessors, successors, and assigns, as well as each of their respective past, present, and future owners, officers, directors, shareholders, members, managers, partners, employees, agents, independent contractors, attorneys, insurers, third-party administrators, benefit plans, assignees, and any other representative of whatever kind or nature (individually and in their official capacities) (all released entities and individuals are collectively referred to as the “Released Parties”) from any actions, claims, obligations, damages, costs, or expenses that Employee has or may have had against any of them, whether known or unknown, based upon acts or omissions occurring on or before the moment Employee executes this Agreement, including but not limited to claims arising directly or indirectly out of or related to Employee’s employment with, or separation of employment from, the Company. For the avoidance of doubt, the Released Parties also specifically include Holley Inc. and Holley Performance Products Inc.

This release is intended by the Parties to be as broad in scope as possible under applicable law, and thus covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. Employee’s release specifically includes, without limitation, any and all claims against the Released Parties for discrimination and harassment based on race, color, sex, gender, national origin, ancestry, religion, disability, age, sexual orientation, gender identity, or any other protected category under federal, state or local law. Employee also releases the Released Parties from any and all claims of retaliation, harassment or discrimination on account of all protected categories under applicable law, including, without limitation, age, race, color, sex, sexual orientation, marital status, disability, national origin, citizenship, veteran status and religion. Through this Agreement, Employee releases all claims against any of the Released Parties that arises out of or relates to any of the following statutes, as amended from time to time: Title VII of the 1964 Civil Rights Act, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Sarbanes Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Immigration Reform Control Act, the National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Uniformed Services Employment and Reemployment Rights Act, and the Employee Polygraph Protection Act. Further, Employee releases each of the Released Parties from any and all claims under Kentucky statutory or common law, or similar or related statutes of any other state or locality; and all other similar such statutes under federal, state, and/or local law, to the extent such claims may be waived. Employee also specifically releases each of the Released Parties from any claims based on public policy, contract, implied contract, misrepresentation, promissory estoppel, unjust enrichment, wrongful discharge, or other tort or common law. Further, through this Agreement, Employee releases the Released Parties from any and all claims arising out of or related to any employee handbooks, personnel manuals, or employment policies.

Notwithstanding the foregoing, this release and this Agreement shall not affect (i) any rights or claims which by law cannot be waived by law or in a private agreement; (ii) claims arising after the Effective Date of this Agreement; (iii) claims related to the enforcement of this Agreement; (iv) claims relating to the validity of the Age Discrimination in Employment Act (“ADEA”) waiver herein, but Employee agrees that he is not entitled to and will not accept any monetary relief whatsoever in the event he or anyone acting on his behalf successfully challenges the validity of the ADEA waiver set forth in this Agreement; (v) any rights or claims Employee may have to workers’ compensation or unemployment benefits; (vi) claims for accrued, vested benefits under any employee retirement plan of the Company or for reimbursement under any group health or disability plan in which Employee participated in accordance with the terms of such plans and applicable law; (vii) any claims or rights which Employee may have in connection with the Equity Grant Agreements between Employee and Holley Parent Holdings, LLC, the Equity Rollover Agreement between Employee and Holley Parent Holdings, LLC, or the Amended and Restated Limited Liability Company Agreement of Holley Parent Holdings, LLC; or (viii) any rights or claims that Employee may have to indemnification as an officer, director, or employee under the Company’s Certificate of Incorporation, By-Laws, insurance policies maintained by the Company, or other Company policies or practice relating to executives.

Employee hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

a.	this release is written in a manner understood by Employee;

b.    at or before the time Employee was given a copy of this release, Employee was informed (and is hereby informed) that Employee has up to twenty-one (21) calendar days following the date he received this release to consider it;

c.    prior to executing this release, Employee had the opportunity to consider this release for up to a full twenty-one (21) calendar days after Employee’s receipt thereof (although Employee may have chosen to execute it before twenty-one (21) calendar days after Employee’s receipt thereof);

d.    Employee has carefully read and fully understands all of the provisions of this release including the rights Employee is waiving and the terms and consequences of Employee’s execution of this release;

e.    Employee does not waive any rights arising after the date on which he signs this Agreement;

f.    Employee has received valuable consideration in exchange for the release in addition to amounts Employee is already entitled to receive;

g.    Employee knowingly, voluntarily and in good faith agrees to all of the terms set forth in this release;

h.    Employee knowingly, voluntarily and in good faith intends to be legally bound by this release and to waive the rights identified herein;

i.    Employee has been advised (and hereby is advised) to consult with an attorney prior to executing this release; and

j.    prior to executing this release, Employee was informed (and hereby is informed) in writing that: (i) Employee has seven (7) days following the date on which Employee executes this release in which to revoke this release, (ii) this release will become effective, enforceable and irrevocable on the eighth calendar day (the “Effective Date”) after Employee executes this release, unless the Company receives Employee’s written revocation on or before the close of business on the seventh day after Employee executes this release, and (iii) if Employee revokes this release, it will not become effective or enforceable, and Employee will not receive any of the consideration set forth in the Agreement. Employee’s written revocation of this release pursuant to this paragraph must be sent via email to Patrick Pierce at patrickpierce@holley.com.

6.	Right to Participate.

A.    Nothing in this Agreement precludes Employee from filing or fully participating in a charge of discrimination with the Equal Employment Opportunity Commission or an applicable state agency, or from filing or fully participating in a charge of complaint with any other federal or state governmental agency. Employee, however, expressly waives and releases, to the maximum extent permitted by applicable law, any right Employee may have to recover any monetary relief or other relief or damages resulting from a charge or any action or suit that may be instituted on Employee’s behalf against any of the Released Parties by the Equal Employment Opportunity Commission, the United States Department of Labor, or a corresponding state agency. Furthermore, Employee expressly waives and releases any right Employee may have to recover any monetary relief or other relief or damages resulting from any class or collective action that may be filed on Employee’s behalf, except as set forth below. This release of Employee’s right to monetary relief covers charges, actions, suits, and class or collective actions to the extent they seek relief for acts or omissions occurring on or before the moment Employee executes this Agreement.

B.    Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures, or to participate in any government investigations. Employee is also not required to notify the Company that Employee has made such reports or disclosures, and Employee is not barred from receiving any monetary recovery awarded in connection with such disclosures, except as expressly set forth in this Agreement.

7.    Warranties by Employee. Employee makes the following representations and warranties, which Employee agrees are material terms of this Agreement, and Employee acknowledges that the Company would not have entered into this Agreement but for these representations and warranties:

A.    No Pending Disputes. Employee represents and warrants that Employee has no pending charges, claims, suits, arbitrations, complaints, or grievances against any of the Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association, and Employee acknowledges that he has not suffered any work-related injury or illness within two years prior to the Termination Date other than injuries/illnesses which have already been reported to the Company. Employee also acknowledges and agrees that Employee has been fully and properly paid for all hours worked and is not aware of any facts or circumstances constituting a violation of the Fair Labor Standards Act of 1938, as amended, or any state wage and hour law. Employee also acknowledges and agrees that Employee has received all leave under the FMLA to which Employee may have been entitled, and that Employee is not aware of any facts or circumstances constituting a violation of the FMLA. The

Company represents that it has no pending, and is not aware of any basis for any, charges, claims, suits, arbitrations, complaints or grievances against Employee.

B.    No Assignment. Employee represents and warrants that Employee has not assigned, subrogated, sold, transferred, or conveyed to anyone any action, claim, obligation, damages, cost, or expense (including, without limitation, attorneys’ fees) that Employee, or Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives has or may have had against any of the Released Parties. Further, any purported assignment by Employee in violation of this paragraph shall be null and void.

C.    No Violations of Law. During Employee’s tenure as an employee of the Company, if Employee was aware of activity within the Company that he reasonably believed violated federal and/or state laws or regulations, or that violated the Company’s policies on discrimination or harassment, Employee had a duty to report such concerns to the Company. Employee represents that Employee has no knowledge of any existing violations or suspected violations by the Company of any federal or state laws—including but not limited to the Sarbanes-Oxley Act, the Sherman Antitrust Act, the Stark Law, the Anti-Kickback Statute, or the federal False Claims Act—that have not been disclosed to the Company.

8.    Employee’s Additional Obligations. In exchange for the benefits offered by the Company through this Agreement, Employee agrees to the following additional obligations:

A.    Company Property. Employee shall be entitled to retain any Company- provided laptop (the “Retained Laptop”). Employee affirms and warrants that Employee has returned or will return to the Company, no later than the Effective Date, all other property of the Company (as well as any and all property leased to or owned by the Company), including but not limited to, all vehicles, keys, credit or access cards, equipment, documents, copies of documents, materials, reports, drafts of reports, studies, computer disks, passwords needed by the Company, customer contact information, electronic devices, laptops, computers, and all information stored in any electronic form, such as on a computer or a phone. Employee further agrees that once electronic information is returned to the Company, Employee will promptly delete and permanently destroy any electronic information of the Company remaining on Employee’s computers or other electronic equipment. Employee affirms that he provided his Retained Laptop to the Company at the Company’s expense so that the Company could review and, if desired, remove its information from Employee’s Retained Laptop and the Company has returned the Retained Laptop to Employee. If Employee is still in possession of any physical or electronic Company property, Employee shall, within fourteen (14) calendar days of the Effective Date, return to the Company all the Company’s property in the possession, custody, or control of Employee.

B.    Non-Disparagement. Employee agrees not to knowingly make any untrue oral or written statement that disparages the Company or any other Released Parties or places the Company or the Released Parties in a false light. The Company agrees to request that the members of the Board of Directors, Michelle Gloeckler, Jesse Weaver, Sean Crawford, Terrill Rutledge, Vinod Nimmagadda, Jason Bruce, Stephen Trussell, Patrick Pierce, Carly Kennedy and Brian Applegate not knowingly make any untrue oral or written statements about Employee.

C.    Cooperation in Litigation. Subject to the other provisions of this Agreement, Employee agrees to reasonably cooperate, without the necessity of subpoena or other compulsion to assist the Company in any and all lawsuits, administrative charges, or actions, claims, demands, or other causes of action brought against the Company by any third party, including governmental agencies, and arising out of events that are alleged to have occurred during, or which relate to, Employee’s employment with the Company. Employee also agrees to reasonably cooperate, without the necessity of subpoena or other compulsion to assist the Company in any and all lawsuits, administrative charges, or actions, claims, demands, or other causes of action brought by the Company against any third parties arising out of events that are alleged to have occurred during, or which relate to, Employee’s employment with the Company. Employee further agrees to notify the Company in the event Employee is compelled to testify in any legal action involving the Company, so that the Company may take appropriate steps, if necessary, to keep such testimony confidential. Nothing in this Agreement shall be construed as requiring Employee to do anything other than be truthful in any testimony or communication in connection with any legal issue or any other matters regarding the Company. The Company agrees to reimburse Employee for his reasonable out-of-pocket costs related to travel and accommodation expenses incurred in fulfilling Employee’s obligations under this paragraph.

D.    Cooperation in Business Matters. During the period in which Employee receives Salary Continuation Payments set forth in this Agreement, Employee agrees to be reasonably available to answer questions, provide historical information relating to the work that Employee performed while Employee was employed by the Company, and/or execute essential corporate documents. The Company shall compensate Employee for time reasonably spent by Employee fulfilling his obligations under this paragraph at the rate of

$254 per hour. Employee shall not be entitled to payment for his cooperation under this paragraph unless the Company first requests Employee’s cooperation in writing.

E.    Non-Disclosure of Confidential and Trade Secret Information. Because Employee has acquired confidential and trade secret information during Employee’s employment with the Company, Employee agrees to hold in strict confidence any and all such confidential and trade secret information learned by Employee as a result of Employee’s employment with the Company, including but not limited to: personnel information, sales information, information relating to the finances of the Company, sales reports, strategic plans, business plans, product specifications, and legal, economic, and business data and/or information. Employee further agrees that Employee will not utilize confidential or trade secret information covered by this nondisclosure provision for any purpose. Notwithstanding the foregoing, confidential and trade secret information shall not include any information (i) that is generally known to the industry or the public other than as a result of either Employee’s breach of this covenant or illegal conduct by any other person or entity; (ii) that is made available to Employee by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by Employee outside or independent of Employee’s performance of Employee’s services to or on behalf of the Company.

Notwithstanding the above paragraph, nothing in this Agreement is intended to or shall interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of law related to trade secrets. As provided by the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), notwithstanding any other provision of this Agreement, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of an employer’s trade secrets, so long as the disclosure is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or otherwise pursuant to court order.

The Company will not retaliate against Employee in any way for a disclosure made in accordance with the law. In the event a disclosure is made, and Employee files a lawsuit against the Company alleging that the Company retaliated against the individual because of Employee’s disclosure, Employee may disclose the relevant trade secret or confidential information to Employee’s attorney and may use the same in the court proceeding only if:

(i) Employee ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (ii) Employee does not otherwise disclose the trade secret or confidential information except as required by court order.

9.    No Admission of Wrongdoing and Inadmissibility. Nothing in this Agreement shall constitute or be construed as an adjudication or admission of liability by the Company or by Employee on the merits of any claims, allegations, or disputes by Employee or any disputes between the Company and Employee, all liability, discrimination, and wrongdoing being expressly denied by the Company and by Employee. Except for litigation between the Parties involving an alleged breach of this Agreement, neither the fact of this Agreement nor any provisions contained in this Agreement shall be construed to be admissible, or shall be admissible, in any other proceeding, either as evidence of wrongdoing by the Company or any other Released Parties or for any other purpose.

10.    Breach. If any of the Released Parties are, in their reasonable judgment, compelled to bring a lawsuit or counterclaim against Employee to enforce or remedy any breach, attempted breach, or threatened breach of Section 9 of the Employment Agreement, then Employee agrees to reimburse the affected Released Parties for their reasonable attorneys’ fees incurred in connection with any such successful lawsuit or counterclaim in addition to any damages or other legal or equitable remedies obtained by the affected Released Parties. Further, Employee agrees that any breach, threatened breach, or attempted breach by Employee of Section 8 of this Agreement will cause immediate and irreparable harm to the Company that cannot be adequately remedied by monetary damages and will entitle the Company to seek injunctive relief and/or specific performance in any court of competent jurisdiction, as well as to all other legal or equitable remedies and Uniform Trade Secrets Act remedies, where applicable, to which the Company may be entitled.

11.    No Waiver. Any non-enforcement, or delay in enforcement, of any provision of this Agreement by the Company will not operate or be construed as a waiver of the Company’s right to strictly enforce this Agreement to its fullest extent in the future. No provision of this Agreement may be waived except in a writing signed by both Employee and a duly authorized executive of the Company.

12.    IRC 409A. It is intended that this Agreement and all payments hereunder shall comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and the Treasury regulations relating to Section 409A of the Code, or an exemption to Section 409A of the Code, and payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable, so as not to subject Employee to the payment of taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. Terms defined in this Agreement shall have the meanings given to such terms under Section 409A of the Code if and to the extent required in order to comply with Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” as defined in Section 409A of the Code, Employee shall not be entitled to any payments upon separation of service until the earlier of (1) the date that is six months after the date of separation from service for any reason other than death, or (2) the date of Employee’s death. The provisions of this Section shall apply only if required for Employee to avoid income inclusion and penalties under Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, involuntary termination exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. The Company makes no representation or warranty and shall have no liability to Employee or any other person if any payments under any provisions of this Agreement do not comply with the requirements of Section 409A of the Code.

13.    Choice of Law and Venue. The Parties understand and agree that this Agreement shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Kentucky and the language of this Agreement shall in all cases be interpreted as a whole, according to its fair meaning and not strictly for or against either of the Parties, regardless of which is the drafter of this Agreement. The Parties understand and agree that the federal and/or state courts located in Warren County, Kentucky shall have exclusive jurisdiction with regard to any litigation relating to this Agreement and that venue shall be proper only in Warren County, Kentucky, and any federal district court whose judicial district encompasses Warren County,

Kentucky, and that any objection to this jurisdiction or venue is specifically waived. Employee expressly consents to this exclusive venue and expressly concedes that these courts shall have personal jurisdiction over Employee.

14.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings between the Parties, whether written or oral, except that the Parties expressly incorporate Section 9 of Employee’s Employment Agreement dated July 16, 2021 (“Employment Agreement”) into this Agreement as if the terms of that section were fully set forth herein. For the avoidance of doubt, nothing in this Agreement affects the Equity Grant Agreements entered into between Employee and Holley Parent Holdings, LLC, or the Equity Rollover Agreement between Employee and Holley Parent Holdings, LLC, which shall be governed by the terms of those agreements and the Unitholder Agreement entered into between Employee and Holley Parent Holdings, LLC.

15.    Restrictive Covenant Obligations. By signing this Agreement, Employee expressly acknowledges his continuing obligations to abide by the restrictive covenants regarding non- competition, non-solicitation, and non-disclosure in Section 9 of the Employment Agreement, which shall remain in full force and effect following the Termination Date as well as Employee’s execution of this Agreement.

16.    Assignment. The Company shall have the right, without providing prior notice to Employee or obtaining Employee’s prior consent, to assign this Agreement to any successors or assigns, including through operation of law, and all covenants, terms and conditions shall transfer to and be enforceable by those successors or assigns. Employee may not assign this Agreement.

17.    Amendment. This Agreement may not be modified or amended in any way except in a writing signed by both Employee and a duly-authorized executive of the Company.

18.    Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, then the remaining provisions of this Agreement will remain in effect and shall be fully enforced. In addition, if the release provisions (or any portions thereof) contained in this Agreement are held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever as a result of actions or inactions by Employee or anyone acting on Employee’s behalf, such ruling shall render this Agreement void and Employee shall repay to the Company all monies paid to or on behalf of Employee as set forth in this Agreement within thirty (30) days of such determination, to the extent such repayment is not prohibited by applicable law.

19.    Third Party Beneficiaries. Each of the Released Parties is an intended third-party beneficiary of this Agreement.

20.    Joint Participation. The Parties participated jointly in the negotiation and preparation of this Agreement, and each party, if it so chooses, has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of Employee or the

Company. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

21.    Counterparts. This Agreement may be executed in counterparts which, taken together, shall constitute a single, enforceable instrument. Facsimile or electronically-transmitted signatures such as PDFs shall have the same force and effect as original signatures.

22.    Headings. The headings used for the paragraphs of this Agreement are solely for the convenience of the parties and shall not have any other independent meaning or significance.

23.    Notices. Any written notice required under this Agreement shall be effective if delivered personally or mailed by overnight mail through FedEx or UPS, or by registered or certified mail, return receipt requested, postage prepaid, to the following:

If to the Company:         Patrick Pierce

Corporate Director Human Resources 1801 Russellville Rd

Bowling Green, KY 42101

If to Employee:         Thomas W. Tomlinson (at the last-known address for Employee as reflected in the Company’s personnel records as of the Termination Date)

Either party may change the address to which notice is required to be given under this Agreement by giving notice thereof in the manner hereinabove.

[The remainder of this page is intentionally blank; the signature page follows on the next page.]

By signing below, Employee acknowledges that Employee first has read, carefully considered, and knowingly and voluntarily decided to enter into this Agreement. Employee agrees to be bound by all terms contained in this Agreement, and so agrees without any coercion or duress by the Company.

HOLLEY INTERMEDIATE HOLDINGS                                                                                                                                                      THOMAS W. TOMLINSON:

LLC (AS SUCCESSOR TO HOLLEY

INTERMEDIATE HOLDINGS, INC.):

/s/ Carly Kennedy                                                                                                                                                                                                              /s/ Thomas W. Tomlinson

Signature                                                                                                                                                                                                                  Signature

Carly Kennedy                                                                                                                                                                                                                    Thomas W. Tomlinson

Printed Name                                                                                                                                                                                                              Printed Name

General Counsel                                                                                                                                                                                                                  March 28, 2023

Title                                                                                                                                                                                                                         Date

3/28/23

Date

Exhibit 1

Stock Options
Name	Number	Date	Strike Price	Plan	Type	Granted	Exercisable	Vest Date	Expire Date
Tomlinson	SO0001	7/16/2021	$10.50	2021 Omnibus Plan	NQ	584,622	194,874		7/16/2031
Vesting Schedule:
						194,874		7/16/2022
						194,874		7/16/2023
						194,874		7/16/2024
Tomlinson	SO0002	2/15/2022	$12.29	2021 Omnibus Plan	NQ	202,840			2/15/2032
Vesting Schedule:
						67,613		2/15/2023
						67,613		2/15/2024
						67,614		2/15/2025

Restricted Stock Awards
Name	Number	Date	Plan	Type	Granted	Released	Vest Date
Tomlinson	RS0001	9/23/2021	2021 Omnibus Plan	RSU	200,000	66,666
Vesting Schedule:
					66,666	66,666	7/16/2022
					66,667		7/16/2023
					66,667		7/16/2024
Tomlinson	RS0034	2/15/2022	2021 Omnibus Plan	RSU	84,459
Vesting Schedule:
					28,153	TBD	2/15/2023
					28,153		2/15/2024
					28,153		2/15/2025

025